Filed pursuant to Rule 433

Registration No. 333-174228

Issuer Free Writing Prospectus dated May 16, 2011

Relating to Preliminary Prospectus Supplement dated May 16, 2011

Pricing Term Sheets

1.250% Notes due 2014

Issuer:	Google Inc.
Title:	1.250% Notes due 2014
Security Type:	SEC Registered
Listing:	None
Size:	$1,000,000,000
Maturity Date:	May 19, 2014
Coupon (Interest Rate):	1.250%
Public Offering Price:	99.977% of principal amount
Yield to Maturity:	1.258%
Spread to Benchmark Treasury:	T + 33 bps
Benchmark Treasury:	1.000% due 05/15/2014
Benchmark Treasury Price and Yield:	100-6 3/4 / 0.928%
Interest Payment Dates:	May 19th and November 19th of each year, beginning on November 19, 2011
Interest Payment Record Dates:	May 1st and November 1st of each year
Redemption Provision:	T + 5 bps
Trade Date:	May 16, 2011
Settlement Date (T+3):	May 19, 2011
CUSIP/ISIN:	38259P AA0 / US38259PAA03
Ratings:	Moody’s: Aa2 (stable); S&P: AA- (stable)
Joint Book-Running Managers:	Citigroup Global Markets Inc. Goldman, Sachs & Co. J.P. Morgan Securities LLC Credit Suisse Securities (USA) LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. Incorporated

Co-Managers:

Barclays Capital Inc.

BNP Paribas Securities Corp.

Deutsche Bank Securities Inc.

HSBC Securities (USA) Inc.

RBS Securities Inc.

UBS Securities LLC

Wells Fargo Securities, LLC

The Williams Capital Group, L.P.

2.125% Notes due 2016

Issuer:	Google Inc.
Title:	2.125% Notes due 2016
Security Type:	SEC Registered
Listing:	None
Size:	$1,000,000,000
Maturity Date:	May 19, 2016
Coupon (Interest Rate):	2.125%
Public Offering Price:	99.454% of principal amount
Yield to Maturity:	2.241%
Spread to Benchmark Treasury:	T + 43 bps
Benchmark Treasury:	2.000% due 04/30/2016
Benchmark Treasury Price and Yield:	100-28+ / 1.811%
Interest Payment Dates:	May 19th and November 19th of each year, beginning on November 19, 2011
Interest Payment Record Dates:	May 1st and November 1st of each year
Redemption Provision:	T + 7.5 bps
Trade Date:	May 16, 2011
Settlement Date (T+3):	May 19, 2011
CUSIP/ISIN:	38259P AC6 / US38259PAC68
Ratings:	Moody’s: Aa2 (stable); S&P: AA- (stable)
Joint Book-Running Managers:	Citigroup Global Markets Inc. Goldman, Sachs & Co. J.P. Morgan Securities LLC Credit Suisse Securities (USA) LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. Incorporated

Co-Managers:

Barclays Capital Inc.

BNP Paribas Securities Corp.

Deutsche Bank Securities Inc.

HSBC Securities (USA) Inc.

RBS Securities Inc.

UBS Securities LLC

Wells Fargo Securities, LLC

The Williams Capital Group, L.P.

3.625% Notes due 2021

Issuer:	Google Inc.
Title:	3.625% Notes due 2021
Security Type:	SEC Registered
Listing:	None
Size:	$1,000,000,000
Maturity Date:	May 19, 2021
Coupon (Interest Rate):	3.625%
Public Offering Price:	99.097% of principal amount
Yield to Maturity:	3.734%
Spread to Benchmark Treasury:	T + 58 bps
Benchmark Treasury:	3.125% due 05/15/2021
Benchmark Treasury Price and Yield:	99-24 / 3.154%
Interest Payment Dates:	May 19th and November 19th of each year, beginning on November 19, 2011
Interest Payment Record Dates:	May 1st and November 1st of each year
Redemption Provision:	T + 10 bps
Trade Date:	May 16, 2011
Settlement Date (T+3):	May 19, 2011
CUSIP/ISIN:	38259P AB8 / US38259PAB85
Ratings:	Moody’s: Aa2 (stable); S&P: AA- (stable)
Joint Book-Running Managers:	Citigroup Global Markets Inc. Goldman, Sachs & Co. J.P. Morgan Securities LLC Credit Suisse Securities (USA) LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. Incorporated

Co-Managers:

Barclays Capital Inc.

BNP Paribas Securities Corp.

Deutsche Bank Securities Inc.

HSBC Securities (USA) Inc.

RBS Securities Inc.

UBS Securities LLC

Wells Fargo Securities, LLC

The Williams Capital Group, L.P.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request it by calling Citigroup Global Markets Inc. toll-free at 1-877-858-5407, by calling or emailing Goldman, Sachs & Co. at 1-866-471-2526 or prospectus-ny@ny.email.gs.com or by calling J.P. Morgan Securities LLC collect at 1-212-834-4533.